Exhibit 3.1
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CERTIFICATE OF CORRECTION

Dividend Capital Diversified Property Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST:    The document being corrected hereby is the Articles of Restatement filed with the SDAT on March 20, 2012, as amended by the Articles of Amendment filed with the SDAT on July 12, 2012, as supplemented by (i) the Articles Supplementary (Class A shares) filed with the SDAT on July 12, 2012, (ii) the Articles Supplementary (Class W shares) filed with the SDAT on July 12, 2012, and (iii) the Articles Supplementary (Class I shares) filed with the SDAT on July 12, 2012, and as corrected by the Certificate of Correction filed with the SDAT on March 21, 2014 (collectively, the “Charter”).
SECOND: The sole party to the Charter is the Corporation.
THIRD: The definition of Roll-Up Transaction in Article V of the Charter as previously filed with the SDAT is set forth below:
Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:
(a) a transaction involving securities of a corporation that have been Listed for at least twelve months; or
(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(i) voting rights of the holders of Common Shares;
(ii) the term of existence of the Corporation;
(iii) Sponsor or Advisor compensation; or
(iv) the Corporation’s investment objectives.
FOURTH: The definition of Roll-Up Transaction in Article V of the Charter as corrected hereby is set forth below:
Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the Stockholders. Such term does not include:
(a) a transaction involving securities of the Corporation that have been for at least twelve months listed on a national securities exchange or traded through Nasdaq’s National Market System; or
(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
(i) Stockholders’ voting rights;
(ii) the term of existence of the Corporation;
(iii) Sponsor or Advisor compensation; or
(iv) the Corporation’s investment objectives.
FIFTH:    The undersigned Chief Executive Officer of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 24th day of August, 2016.

ATTEST:	DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
/s/ Joshua J. Widoff	By: /s/ Jeffrey L. Johnson
Joshua J. Widoff Secretary	Jeffrey L. Johnson Chief Executive Officer